EXHIBIT 99.1

NetSol Technologies Ltd. March 31, 2010

FINANCIAL HIGHLIGHTS

•	Revenues increased by 173% over the third quarter of FY 2008-09
•	Gross profit increased to 72% of revenues over third quarter of FY 2009-10 compared to just 3% in the corresponding period of previous year
•	Company posted net income of Rs. 230 million as compared to a loss of Rs. 138 million in corresponding period of FY 2008-09

NetSol PK posted revenues of Rs. 448.75 million which represents an increase of 173% as compared to Rs. 164.32 million reported in the same period last year. Gross profit in the quarter under review jumped to Rs. 322.42 million as compared to Rs. 4.11 million reported in the same quarter of fiscal year 2008-09. During the current quarter, the company posted net income of Rs. 230 million compared to a net loss of Rs. 138 million in the same period of FY 2008-09. Diluted earnings per share remained at Rs. 2.90 compared to a loss per share of Rs. 1.88 reported in the corresponding period of FY 2008-09.